Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES EARNINGS AT SEPTEMBER 30, 2006

Dimeco, Inc. (Nasdaq “DIMC”), parent company of The Dime Bank, reported earnings for the nine months ended September 30, 2006 of $4,043,000, representing a 25.8% increase from September 30, 2005. This increase comes mainly from the increase in net interest income of $1,591,000, a 16.7% increase from the year-to-date performance in 2005. Earnings per share were $2.65 for the nine months ended September 30, 2006, an increase of 27.4% from the same period of the prior year. Dividends declared year-to-date increased 4% over the same period last year to $.78 per share.

The Company continued to experience growth with total assets increasing $39,947,000 or 11.4% to $389,856,000 from September 30, 2005 to September 30, 2006. During this time, deposits increased $30,640,000 or 10.5% while the loan portfolio expanded by $13,425,000 or 4.7%. Asset quality remained strong for the nine months ended September 30, 2006, as can be seen in the ratios of non-performing assets to total assets of .20%, net charge-offs to average loans of .07% and the allowance for loan loss as a percent of loans of 1.41%.

This significant performance can be summarized by two financial ratios. Return on average assets was 1.48% at September 30, 2006, a 17.5% increase over prior year. Return on average stockholders’ equity was 16.48%, an increase of 17.4% over September 30, 2005.

Gary C. Beilman, President and Chief Executive Officer, stated, “I am excited about the performance of Dimeco for the past three months. The numbers show a continuation of all the positive trends seen in the first two quarters of this year. At The Dime Bank, we maintain consistent pricing of interest rates and are often among the top deposit rates in our market. As a local community bank, we use our deposit dollars to provide loans to local businesses and individuals.”

Mr. Beilman continued, “Our extensive array of products and services, together with the level of our staff and the size of our overall customer base, have increased to the point where we need larger facilities. We are currently in the initial stages for the expansion of our Honesdale facility. Plans for an addition are being finalized, with construction expected to begin in the spring of 2007. As always, we are thankful to our customers, employees and shareholders for their confidence in us.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking along with a Trust Department and an Investments and Financial Services Department. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc. / October 20, 2006

/s/ Deborah L. Unflat
Deborah L. Unflat
Assistant Vice President
Marketing Officer

The Dime Bank

120 Sunrise Avenue

Honesdale PA 18431

570-253-6511 x715

dunflat@thedimebank.com

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
Interest Income
Interest and fees on loans	$5,596	$4,472	$15,609	$12,315
Investment securities:
Taxable	624	428	1,738	1,265
Exempt from federal income tax	60	36	160	110
Other	45	35	178	109

Total interest income	6,325	4,971	17,685	13,799

Interest Expense
Deposits	2,161	1,368	5,785	3,753
Short-term borrowings	108	56	284	151
Other borrowed funds	156	140	505	375

Total interest expense	2,425	1,564	6,574	4,279

Net Interest Income	3,900	3,407	11,111	9,520

Provision for loan losses	185	182	400	575

Net Interest Income After Provision for Loan Losses	3,715	3,225	10,711	8,945

Noninterest Income
Services charges on deposit accounts	361	330	1,099	952
Other income	397	381	1,182	1,115

Total noninterest income	758	711	2,281	2,067

Noninterest Expense
Salaries and employee benefits	1,330	1,097	3,925	3,314
Net occupancy and equipment expense	321	326	979	983
Other expense	665	681	2,156	2,004

Total noninterest expense	2,316	2,104	7,060	6,301

Income before income taxes	2,157	1,832	5,932	4,711
Income taxes	689	588	1,889	1,497

NET INCOME	$1,468	$1,244	$4,043	$3,214

Earnings per Share - basic	$0.96	$0.80	$2.65	$2.08

Earnings per Share - diluted	$0.93	$0.78	$2.57	$2.01

Average shares outstanding - basic	1,523,958	1,548,204	1,524,777	1,546,833
Average shares outstanding - diluted	1,573,677	1,599,655	1,573,484	1,599,228

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands) September 30,	2006	2005
Assets
Cash and due from banks	$8,664	$6,136
Interest-bearing deposits in other banks	3,391	19
Federal funds sold	10,000	2,119

Total cash and cash equivalents	22,055	8,274

Mortgage loans held for sale	266	—
Investment securities available for sale	55,294	42,973
Investment securities held to maturity (market value of $201 and $ 209)	200	199

Loans (net of unearned income of $749 and $ 728)	300,213	286,788
Less allowance for loan losses	4,229	3,757

Net loans	295,984	283,031

Premises and equipment	5,744	6,135
Accrued interest receivable	1,651	1,192
Bank-owned life insurance	5,399	5,207
Other assets	3,263	2,898

TOTAL ASSETS	$389,856	$349,909

Liabilities
Deposits :
Noninterest-bearing	$37,381	$37,771
Interest-bearing	285,255	254,225

Total deposits	322,636	291,996

Short-term borrowings	16,370	11,204
Other borrowed funds	13,963	13,991
Accrued interest payable	1,011	658
Other liabilities	1,895	1,427

TOTAL LIABILITIES	355,875	319,276

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,560,484 and 1,552,670 shares issued	780	776
Capital surplus	4,599	4,445
Retained earnings	30,255	26,554
Accumulated other comprehensive loss	(111)	(80)
Treasury stock, at cost (43,000 shares and 30,000 shares)	(1,542)	(1,062)

TOTAL STOCKHOLDERS’ EQUITY	33,981	30,633

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$389,856	$349,909

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	(amounts in thousands, except per share)	2006		2005		% Increase (decrease)
	Performance for the nine months ended September 30,
	Interest income	$17,685		$13,799		28.2%
	Interest expense	$6,574		$4,279		53.6%
	Net interest income	$11,111		$9,520		16.7%
	Net income	$4,043		$3,214		25.8%

	Shareholders’ Value (per share)
	Net income - basic	$2.65		$2.08		27.4%
	Net income - diluted	$2.57		$2.01		27.9%
	Dividends	$0.78		$0.75		4.0%
	Book value	$22.39		$20.12		11.3%
	Market value	$37.26		$35.30		5.6%
	Market value/book value ratio	166.4%		175.5%		-5.2%
*	Price/earnings multiple	10.6	X	12.7	X	-16.5%
*	Dividend yield	2.79%		2.83%		-1.4%

	Financial Ratios
*	Return on average assets	1.48%		1.26%		17.5%
*	Return on average equity	16.48%		14.04%		17.4%
	Shareholders’ equity/asset ratio	8.72%		8.75%		-0.3%
	Dividend payout ratio	29.43%		36.06%		-18.4%
	Nonperforming assets/total assets	0.20%		0.15%		33.3%
	Allowance for loan loss as a % of loans	1.41%		1.31%		7.6%
*	Net charge-offs/average loans	0.07%		—		—
	Allowance for loan loss/nonaccrual loans	747.2%		2504.7%		-70.2%
	Allowance for loan loss/non-performing loans	555.0%		738.1%		-24.8%

	Financial Position at September 30,
	Assets	$389,856		$349,909		11.4%
	Loans	$300,213		$286,788		4.7%
	Deposits	$322,636		$291,996		10.5%
	Stockholders’ equity	$33,981		$30,633		10.9%

*	annualized

October 2006

Dear Shareholders:

It is with gratitude that I enclose your dividend check or reinvestment statement for Dimeco, Inc. for the third quarter of 2006. Additionally, I am excited to make my report about the performance of your company for the past three months. The numbers in this statement will show a continuation of all of the positive trends seen in the first two quarters of this year. Growth and profitability, this year’s primary goals, are certainly being attained.

Loans have increased by 4.7%; deposits are up 10.5%; and total assets have grown 11.4%. Income for the first nine months of this year is up over 25% compared to the same period last year, and stockholders’ equity has increased 10.9%. This performance is truly a pleasure to present.

As of this writing, we are in the initial stages for the expansion of our Honesdale facility. As mentioned previously, our extensive array of products and services, together with the level of staff, and the size of our overall customer base, have increased to the point where we need larger facilities. Plans for our addition are being finalized, with construction expected to begin in the spring of 2007. We will be sure to keep you posted.

We thank you for your continued investment and we welcome your questions and comments.

Sincerely,

/s/ Gary C. Beilman
Gary C. Beilman
President and CEO